Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-232144

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the S&P 500® Index due December 23, 2026

Final Term Sheet dated December 16, 2020 to Pricing Supplement dated December 16, 2020 (the “PS”)

Summary of Terms	Investment Description

Issuer	Barclays Bank PLC
Term	Approximately 6 years
Reference Asset	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “Index”)
Pricing Date	December 16, 2020
Issue Date	December 21, 2020
Stated Maturity Date	December 23, 2026
Original Offering Price[1]	$1,000 per security (100% of par)
Automatic Call	See “How to determine if the securities will be automatically called” on page 2
Call Dates and Call Premiums	Call Date	Call Premium
	December 21, 2021	4.55% of the original offering price
	December 21, 2022	9.10% of the original offering price
	December 21, 2023	13.65% of the original offering price
	December 23, 2024	18.20% of the original offering price
	December 22, 2025	22.75% of the original offering price
	December 16, 2026 (the “final calculation day”)	27.30% of the original offering price

Maturity Payment Amount	See “How the maturity payment amount is calculated” on page 2
Starting Level	3,701.17 (the closing level of the Index on the pricing date)
Ending Level	The closing level of the Index on the final calculation day
Threshold Level	3,145.9945 (85% of the starting level)
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06747QSN8 / US06747QSN87
Agent Discount	2.825%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% and WFA will receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.10% for marketing and other services.

•      Linked to the S&P 500® Index

•      Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Index.

•      Automatic Call. If the closing level of the Index on any call date is greater than or equal to the starting level, the securities will be automatically called for the original offering price plus the call premium applicable to that call date. The call premium applicable to each call date is a percentage of the original offering price that increases for each call date based on a simple (non-compounding) return of approximately 4.55% per annum.

•      Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be equal to or less than the original offering price depending on the performance of the Index from the starting level to the ending level as follows:

o      If the level of the Index remains flat or decreases but the decrease is not more than 15%, you will be repaid the original offering price.

o      If the level of the Index decreases by more than 15%, you will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15%.

•      Investors may lose up to 85% of the original offering price.

•      Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index.

•      Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described in the PS) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in the PS and “Risk Factors” in the accompanying prospectus supplement.

•      No periodic interest payments or dividends

•      No exchange listing; designed to be held to maturity

[1] The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is $948.90 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-6 of the PS.

THIS FINAL TERM SHEET SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT, UNDERLYING SUPPLEMENT AND PS. The securities will have the terms specified in the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus addendum dated May 11, 2020 and the underlying supplement dated August 1, 2019, as supplemented or superseded by the PS. The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PS.

How to determine if the securities will be automatically called

If the closing level of the Index on any call date is greater than or equal to the starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the original offering price plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

How the maturity payment amount is calculated

If the securities are not automatically called, you will receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount. The maturity payment amount per security will equal:

•	if the ending level is less than the starting level but greater than or equal to the threshold level: $1,000; or

•	if the ending level is less than the threshold level: $1,000 minus:

$1,000	×	threshold level – ending level
starting level

If the securities are not automatically called and the ending level is less than the threshold level, you will lose up to 85% of the original offering price of your securities at maturity.

Hypothetical Payout Profile

The profile to the right illustrates the potential payment on the securities for a range of hypothetical percentage changes in the closing level of the Index from the pricing date to the applicable call date. The profile is based on call premiums based on a simple (non-compounding) return of approximately 4.55% per annum and a threshold level equal to 85% of the starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual closing level of the Index on the applicable call date, the actual call date on which the securities are called, and whether you hold your securities to maturity.

Hypothetical Returns

If the securities are automatically called: Assuming that the securities are automatically called, the following table illustrates, for call premiums based on a simple (non-compounding) return of approximately 4.55% per annum and each hypothetical call date on which the securities are automatically called, the hypothetical payment per security on the related call settlement date.

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date
1st call date	$1,045.50
2nd call date	$1,091.00
3rd call date	$1,136.50
4th call date	$1,182.00
5th call date	$1,227.50
6th call date	$1,273.00

If the securities are not automatically called: Assuming that the securities are not automatically called, the following table illustrates, for a threshold level equal to 85% of the starting level, a hypothetical starting level of 100.00 and a range of hypothetical ending levels of the Index, the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level and the hypothetical maturity payment amount per security.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical maturity payment amount per security
99.00	-1.00%	$1,000.00
90.00	-10.00%	$1,000.00
85.00	-15.00%	$1,000.00
84.00	-16.00%	$990.00
80.00	-20.00%	$950.00
75.00	-25.00%	$900.00
50.00	-50.00%	$650.00
25.00	-75.00%	$400.00
0.00	-100.00%	$150.00

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are automatically called, the actual payment and the resulting pre-tax rate of return will depend on the actual starting level, actual closing level of the Index on the applicable call date and actual call date on which the securities are called. If the securities are not automatically called, the actual amount you will receive at maturity will depend on the actual starting level and actual ending level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the securities composing the Index. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and the prospectus addendum and the “Selected Risk Considerations” section in the accompanying PS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PS.

•	If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose Up To 85% Of The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	Your Return Will Be Limited To The Applicable Call Premium And May Be Lower Than The Return On A Direct Investment In The Securities Composing The Index.

•	You Will Be Subject To Reinvestment Risk.

•	Owning The Securities Is Not The Same As Owning The Securities Composing The Index.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Index Reflects The Price Return Of The Securities Composing The Index, Not The Total Return.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	Adjustments To The Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	The Historical Performance Of The Index Is Not An Indication Of Its Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-12 of the accompanying PS and the “Risk Factors” beginning on page S-7 of the prospectus supplement and beginning on page PA-1 of the prospectus addendum for risks related to an investment in the securities. For more information about the Index, please see the section titled “The S&P 500® Index” in the PS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this final term sheet relates. Before you invest, you should read the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus addendum dated May 11, 2020, the underlying supplement dated August 1, 2019, the PS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Consult your tax advisor

Investors should review carefully the accompanying PS, prospectus, prospectus supplement, prospectus addendum and underlying supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

As used in this final term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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